Exhibit 99.1

Contact: Darren Daugherty Director, Investor Relations (281) 492-5370

Diamond Offshore Announces First Quarter 2012 Results

HOUSTON, April 19, 2012 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the first quarter of 2012 of $185.2 million, or $1.33 per share on a diluted basis, compared with net income of $250.6 million, or $1.80 per share on a diluted basis, in the same period a year earlier. Revenues in the first quarter of 2012 were $768.6 million, compared with revenues of $806.4 million for the first quarter of 2011. The sale of the jack-up rig Ocean Columbia was completed during the quarter, resulting in an after-tax gain of approximately $16 million, or $0.12 per share.

“Our ongoing efforts to control costs and maximize operating efficiency, expressed in terms of minimal rig downtime, enabled us to achieve favorable operating results for the quarter,” said Larry Dickerson, President and Chief Executive Officer of Diamond Offshore. “Our systems and employees continue to perform for our customers and shareholders.”

“Looking ahead, we are optimistic about future contracting opportunities for our fleet, given the continuing market strength in the offshore drilling industry,” noted Dickerson.

CONFERENCE CALL

Diamond Offshore will host a conference call to discuss first quarter results on Thursday, April 19, 2012 beginning at 9:00 a.m. CDT. A live webcast of the call will be available online on our Company’s website, www.diamondoffshore.com. Those interested in participating in the question and answer session should dial 800-247-9979, or 973-321-1100 for international callers. The conference ID number is 65195830. An online replay will also be available on www.diamondoffshore.com following the call.

ABOUT DIAMOND OFFSHORE

Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Diamond Offshore’s fleet of offshore drilling rigs consists of 32 semisubmersibles, 12 jack-ups, and one drillship, in addition to three ultra-deepwater drillships currently under construction. For additional information and access to SEC filings, please visit the Company’s website at www.diamondoffshore.com. Diamond Offshore is a 50.4% owned subsidiary of Loews Corporation (NYSE: L).

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Revenues:
Contract drilling	$755,155	$788,873
Revenues related to reimbursable expenses	13,487	17,516

Total revenues	768,642	806,389

Operating expenses:
Contract drilling, excluding depreciation	397,102	362,364
Reimbursable expenses	13,151	16,950
Depreciation	101,393	101,173
General and administrative	17,586	17,725
Bad debt recovery	(618)	(8,447)
Gain on disposition of assets	(25,382)	(2,641)

Total operating expenses	503,232	487,124

Operating income	265,410	319,265

Other income (expense):
Interest income	1,783	450
Interest expense	(15,329)	(22,044)
Foreign currency transaction loss	(104)	(1,606)
Other, net	(325)	784

Income before income tax expense	251,435	296,849

Income tax expense	(66,266)	(46,237)

Net income	$185,169	$250,612

Earnings per share:

Basic	$1.33	$1.80

Diluted	$1.33	$1.80

Weighted average shares outstanding:
Shares of common stock	139,028	139,027
Dilutive potential shares of common stock	12	26

Total weighted average shares outstanding	139,040	139,053

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Unaudited)

(In thousands)

	Three Months Ended
	Mar 31,	Dec 31,	Mar 31,
	2012	2011	2011
REVENUES
Floaters:
Ultra-Deepwater	$244,589	$189,148	$198,730
Deepwater	146,003	190,615	132,252
Mid-water	318,595	312,256	409,583

Total Floaters	709,187	692,019	740,565
Jack-ups	45,968	42,264	48,218
Other	—	—	90

Total Contract Drilling Revenue	$755,155	$734,283	$788,873

Revenues Related to Reimbursable Expenses	$13,487	$14,074	$17,516

CONTRACT DRILLING EXPENSE
Floaters:
Ultra-Deepwater	$139,961	$132,187	$108,645
Deepwater	58,594	52,843	58,109
Mid-water	162,779	169,481	152,020

Total Floaters	361,334	354,511	318,774
Jack-ups	31,443	45,597	42,100
Other	4,325	6,655	1,490

Total Contract Drilling Expense	$397,102	$406,763	$362,364

Reimbursable Expenses	$13,151	$13,609	$16,950

OPERATING INCOME
Floaters:
Ultra-Deepwater	$104,628	$56,961	$90,085
Deepwater	87,409	137,772	74,143
Mid-water	155,816	142,775	257,563

Total Floaters	347,853	337,508	421,791
Jack-ups	14,525	(3,333)	6,118
Other	(4,325)	(6,655)	(1,400)
Reimbursable expenses, net	336	465	566
Depreciation	(101,393)	(95,089)	(101,173)
General and administrative expense	(17,586)	(16,334)	(17,725)
Bad debt recovery	618	1,300	8,447
Gain on disposition of assets	25,382	414	2,641

Total Operating Income	$265,410	$218,276	$319,265

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)
ASSETS

Current assets:

Cash and cash equivalents	$123,521	333,765

Marketable securities	1,276,592	902,414

Accounts receivable, net of allowance for bad debts	574,906	563,934

Prepaid expenses and other current assets	134,682	192,570

Assets held for sale	22,223	—

Total current assets	2,131,924	1,992,683

Drilling and other property and equipment, net of accumulated depreciation	4,611,233	4,667,469

Other assets	282,381	304,005

Total assets	$7,025,538	$6,964,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$409,694	$427,291

Long-term debt	1,495,883	1,495,823

Deferred tax liability	538,980	536,815

Other liabilities	178,432	171,165

Stockholders’ equity	4,402,549	4,333,063

Total liabilities and stockholders’ equity	$7,025,538	$6,964,157

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

AVERAGE DAYRATES AND UTILIZATION

(Dayrate in thousands)

	First Quarter		Fourth Quarter		First Quarter
	2012		2011		2011
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization
Ultra-Deepwater Floaters	$364	85%	$356	70%	$343	77%
Deepwater Floaters	$359	88%	$422	97%	$343	83%
Mid-Water Floaters	$266	65%	$271	60%	$275	81%
Jack-Ups	$87	44%	$79	36%	$82	47%